Item 77 C -- Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders of Federated Strategic Income
Fund II was held on July 27, 2001. The following items, which are required to be reported under this Item 77C, were approved at the meeting:


1. To approve changing the Fund's fundamental investment objective from seeking a high level of current income to seeking to provide a total return on its assets

	Shares voted affirmatively ...............................
 ..1,509,310.00
	Shares voted negatively ...................................
 ...0.00
	Shares abstaining .........................................
 ........0.00




The Definitive Proxy Statement for the Special Meeting held on
July 27, 2001 was filed with the Securities and Exchange
Commission on July 9,2001 and is incorporated by reference.
(File No. 811-8042)